Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Chris Doyle
Annual Reports, Inc.
317-736-8838
chrisdoyle@annualreportsinc.com

COBRA ELECTRONICS REPORTS PROFITABLE THIRD QUARTER

Higher Sales, Improved Gross Margins and Lower Operating Expenses

CHICAGO, IL — NOVEMBER 8, 2010 — Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported net earnings of $874,000, or $0.14 per share, for the third quarter of 2010 as compared to a net loss of $509,000, or $0.08 per share, for the third quarter of 2009.  Earnings improved due to higher sales, an increase in the gross margin and a decrease in operating expenses as compared to the third quarter of 2009.

Consolidated sales improved by $1.5 million, or 5.5 percent, with the Cobra segment reporting an increase in net sales of $622,000, or 2.5 percent, and the Performance Products Limited (“PPL”) segment reporting an increase of $882,000, or 31.0 percent.   The sales increase for the Cobra segment was seen primarily in Europe, as new distribution in Eastern Europe led to increased sales of radar detection.  Domestic sales also increased in the third quarter, as strong sales of Citizens Band radios and two-way radios offset a decline in radar detection. The PPL sales increase was attributable primarily to an increase in satellite navigation sales, as demand for the Truckmate navigation product for professional drivers and the Ventura navigation product for recreational vehicle drivers continues to grow, as well as increased sales of outdoor leisure products, including a third-party branded GPS unit and a Snooper golf GPS unit.

“We are pleased to report to our shareholders improved performance for the third quarter and a return to profitability,” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer.  “We have made great progress to improve our business, including increased sales, improved gross margins and management of our selling, general and administrative expenses — all of which resulted in profitability for the quarter.  Both segments contributed to this improved performance, with the Cobra segment net income increasing by $972,000 and the PPL segment net income increasing by $411,000.  We have also laid the groundwork for continued success in the fourth quarter and next year as we launched new products that have garnered positive reviews from distributors, retailers, the trade media and, most importantly, consumers.

Innovative new products from Cobra included iRadarTM, a radar-laser detector which communicates road safety warnings through an iPhone®, the patented 29 LX LE, a Citizens Band radio which features a revolutionary new design and new features for the professional driver and PhoneLynxTM, which links a cell phone to a home telephone network.  We also launched in the United States our newest truck navigation product, the 7750 Platinum, with new features for the professional driver. ”

Product mix and cost reductions in certain key products, primarily in the Cobra segment, resulted in an increase in the consolidated gross margin to 25.7 percent from 24.2 percent in the prior year.  The gross margin for the Cobra segment improved to 26.1 percent from 23.9 percent as higher margin categories recorded substantial sales increases and sales of older products at reduced margins declined as compared to the third quarter of 2009.  PPL’s gross margin declined to 23.4 percent from 26.5 percent last year, with much of the decline due to foreign exchange losses included in the cost of sales, as well as air freight expenses.  Additionally, high-margin download fees declined as a percentage of sales, resulting in a decline in the overall segment gross margin.

Selling, general and administrative expenses declined by $553,000 to $6.8 million in the third quarter from $7.4 million in the prior year.  Fixed expenses, including sales, marketing and general and administrative expenses accounted for this decline, as management continued to manage these areas closely.  In addition to savings associated with not attending the Consumer Electronics Show earlier this year, consumer media, public relations and compensation expenses accounted for much of the decline in fixed expenses.  An increase in variable selling expenses due to increased sales partly offset these declines in fixed expenses.

Cobra recorded a $400,000 gain in the cash surrender value of life insurance that the Company owns for the purpose of funding deferred compensation programs for several current and former officers of the company as compared to a gain of $475,000 in the third quarter of 2009.  Additionally, the PPL segment recorded foreign currency gains of $370,000 in the most recent quarter, as compared to a gain of $63,000 in the third quarter of last year.  These gains were partially offset by a one-time, non-cash pre-tax charge of approximately $349,000, representing the write-off of deferred financing costs related to the Company’s prior credit facility, which was replaced with a new credit facility in the third quarter.

The current quarter included a tax benefit of $203,000 compared to a tax benefit of $109,000 in the prior year’s quarter.  This benefit was driven by additional claims under a provision of recently enacted US tax legislation that permitted a one-time election to carry back net operating losses and by a prospective reduction in the UK corporate tax rate.

Cobra had interest-bearing debt of $17.9 million as of September 30, 2010 and cash of $1.4 million, for “net debt” of $16.5 million, as compared to “net debt” of $20.6 million as of September 30, 2009.  Inventory at the end of the third quarter declined to $30.0 million from $30.3 million the prior year and accounts receivable at the end of the quarter were $18.2 million, a decrease from $20.0 million one year earlier.

On a year-to-date basis, consolidated net sales for Cobra have increased by 4.5 percent, to $75.7 million from $72.5 million, driven by new products and distribution, particularly for the PPL segment.  In addition to this sales increase, improved gross margins and reduced operating expenses have resulted in a substantially lower operating loss for the first nine months of 2010 as compared to the prior year; the consolidated operating loss for the year-to-date period was $139,000, while the operating loss for the prior year’s period was $4.3 million.  The net loss for the first nine months of 2010 was $759,000, or $0.12 per share, as compared to a net loss of $12.0 million, or $1.86 per share, in the prior year, which included a net tax valuation allowance of $8.1 million.

In discussing the outlook for the fourth quarter of 2010, Mr. Bazet said, “We are pleased with the progress of our company as we returned to profitability in the third quarter and we anticipate remaining profitable in the fourth quarter.  Early indicators of holiday sales remain favorable, although cautious, and we are working with our distributor and retail partners to make Cobra and Snooper products the choice for consumers this holiday season. As noted in our prior guidance, Cobra anticipates returning to profitability in 2010, excluding the one-time charges associated with the refinancing of our senior debt and absent material other expenses in the fourth quarter due to foreign exchange volatility or declines in the cash surrender value of life insurance, as we drive our business forward through new products and new distribution and marketing channels.  The improvement in our first nine months, as noted earlier, was built on this strategic thrust and it is continuing into the fourth quarter of 2010.  Moreover, as is evident from our results, we have maintained our focus on containing expenses and managing working capital.”

Cobra will be conducting a conference call on November 8, 2010 at 11:00 a.m. EST to discuss third quarter results as well as its current strategies and outlook.  The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products.  Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership.  To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to risks and uncertainties.  Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships.  Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

Net sales	$28,909	$27,405	$75,702	$72,461
Cost of sales	21,472	20,777	55,553	54,539
Gross profit	7,437	6,628	20,149	17,922
Selling, general and administrative expense	6,840	7,393	20,288	22,232
Earnings (loss) from operations	597	(765)	(139)	(4,310)
Other income (expense):
Interest expense	(251)	(275)	(765)	(615)
Other, net	325	422	(55)	845
Earnings (loss) before taxes	671	(618)	(959)	(4,080)
Tax (benefit) provision	(203)	(109)	(200)	7,945
Net earnings (loss)	874	(509)	(759)	(12,025)
Less: net earnings attributable to non-controlling interest	0	0	0	2
Net earnings (loss) attributable to Cobra	$874	$(509)	$(759)	$(12,027)

Net earnings (loss) per common share attributable to Cobra shareholders:
Basic	$0.14	$(0.08)	$(0.12)	$(1.86)
Diluted	$0.14	$(0.08)	$(0.12)	$(1.86)

Weighted average shares outstanding:
Basic	6,471	6,471	6,471	6,471
Diluted	6,471	6,471	6,471	6,471

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	September 30,	December 31,	September 30,
	2010	2009	2009
ASSETS:

Current assets:
Cash	$1,362	$1,405	$1,230
Accounts receivable, net	18,249	22,095	19,973
Inventories, net	30,031	26,198	30,281
Other current assets	3,707	3,961	3,026
Total current assets	53,349	53,659	54,510

Property, plant and equipment, net	5,353	5,365	5,433

Total other assets	15,339	16,679	15,152
Total assets	$74,041	$75,703	$75,095

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$6,996	$7,427	$6,129
Accrued liabilities	7,271	7,476	5,588
Short-term debt	17,938	16,549	20,105
Total current liabilities	32,205	31,452	31,822

Non-current liabilities:
Long-term debt	0	1,320	1,760
Deferred taxes	1,686	1,935	2,002
Deferred compensation	7,072	6,772	6,878
Other long-term liabilities	549	961	1,133
Total non-current liabilities	9,307	10,988	11,773

Equity:
Shareholders’ equity - Cobra	32,501	33,235	31,472
Non-controlling interest	28	28	28
Total equity	32,529	33,263	31,500

Total liabilities and shareholders’ equity	$74,041	$75,703	$75,095